SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2011

American Sands Energy Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53167	87-0405708
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 699-3966

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01	Other Events.

On December 31, 2011, GreenRiver Resources, Corp., an Alberta corporation (“GRC”), a wholly owned non-operating subsidiary of American Sands Energy Corp. (the “Company”), was voluntarily dissolved under the Business Corporations Act of the Provence of Alberta, Canada.  As a result of the dissolution, the Company assumed all of the outstanding stock of Green River Resources, Inc., a Utah corporation (“GRI”), which was the sole asset of GRC at the time of dissolution.  GRI is the principal operating entity for the Company and holds the Company’s mining claims.  The Company also assumed the outstanding liabilities and obligations of GRC at the time of dissolution.  As a result of the dissolution, GRI is now a wholly owned subsidiary of the Company.

The Company is authorized to issue up to 200,000,000 shares of common stock, par value $.001 per share.  All common shares are equal to each other with respect to voting, and dividend rights, and, are equal to each other with respect to liquidation rights. Special meetings of the shareholders may be called by the Chairman, the Board of Directors, President, the chief executive officer, or the holders of not less than one-tenth of all the shares entitled to vote at the meeting.  Holders of shares of common stock are entitled to one vote at any meeting of the shareholders for each share of common stock they own as of the record date fixed by the Board of Directors.  At any meeting of shareholders, at least one-third of the outstanding shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum.  Unless otherwise required by law, a vote of the majority of the shares of common stock represented at a meeting will govern, even if this is substantially less than a majority of the shares of common stock outstanding.  Holders of common shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders.  There are no conversion, sinking fund, redemption, preemptive or other subscription rights or privileges with respect to any shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

Date: January 6, 2012	By	/s/ William C. Gibbs
William C. Gibbs, President